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                                  EXHIBIT 21.1


                             IBS INTERACTIVE, INC.


                              LIST OF SUBSIDIARIES


         The following is a list of all of the subsidiaries of the IBS Interactive, Inc. and the jurisdictions of incorporation of such subsidiaries. All of the listed subsidiaries do business under their names presented below:

1.       CCL Telecommunication, Inc.
         Delaware
         (state of incorporation)

2.       IBS Holdings Corp.
         Delaware
         (state of incorporation)

3.       Halo Network Management, LLC
         New Jersey
         (state of formation)

4.       Spectrum Information Services, Inc.
         Alabama
         (state of incorporation)

5.       Realshare, Inc.
         New Jersey
         (state of incorporation)

6.       Spencer Analysis, Inc.
         New York
         (state of incorporation)

7.       digital fusion, inc.
         Florida
         (state of incorporation)